EXHIBIT 99.1

Lightwave Logic Nonlinear Optical Materials Push the Emergence of Silicon Organic Hybrid (SOH) Devices

Organic Nonlinear Electro-Optical Polymers can Leapfrog Performance of Silicon Photonics only Solutions

NEWARK, Del., Nov. 26, 2013 /PRNewswire/ -- Lightwave Logic, Inc. (LWLG), a technology company focused on the developmentof Next Generation Photonic Devices and Non Linear Optical Polymer Materials Systems for applications in high speed fiber-optic telecommunications and data communications, announced today that preliminary testing and initial data on the recently announced prototype SOH device coated with one of Lightwave's proprietary materials demonstrated several promising characteristics.

The tested SOH chip had a 1-millimeter square footprint, enabling the possibility of sophisticated integrated optical circuits on a single silicon substrate.  In addition, the waveguide structure was approximately 1/20 the length of a typical inorganic-based silicon photonics modulator waveguide.

With the combination of proprietary Lightwave Logic electro-optic polymer material and the extremely high optical field concentration in the slot waveguide modulator, the test modulators demonstrated less than 2.2 volts to operate. Initial data rates exceeded 30-35 Gb/sec in the telecom, 1550 nanometer frequency band. This is equivalent to four, 10Gb/sec, inorganic, lithium niobate modulators that would require approximately 12-16 volts to move the same amount of information. Lightwave's material also operates in the 1310 nanometer frequency band, which is suitable for data communications applications.

There are tremendous economic advantages for data centers to reduce power consumption and a smaller flexible form factor is also essential to keep pace with the rapidly expanding telecom and data communications markets.

Cloud computing is just one market Lightwave intends to target with a fully developed commercial offering.  There are several layers within a large data center that could ultimately be penetrated with a commercially qualified device. The Company will initially target the rack-to-server layer.  IEEE (Institute of Electrical and Electronics Engineers) Spectrum, has estimated the market potential to be in the millions of units per year.  Also, Infonetics, an international market research firm estimates that an average selling price for short reach optical modules (Transmitters, Transceivers, and Transponders)at or below $500 would trigger enormous demand, as the reduced cost per gigabit of transmission would offer significant savings.  A fully developed, market-ready product could capture the majority of this multi-billion dollar market segment.

Tom Zelibor, Chairman and Chief Executive Officer of Lightwave Logic commented, "This is a major step towards commercialization of organic polymers for our Company and I am thrilled with our development team and their progress.  We are already making improvements and addressing parameters that are essential to move toward commercialization.  As I have told the shareholders before, we needed to demonstrate that our materials would actually work in a device and now it is time to optimize the material performance for these revolutionary devices.  It is important to consider that this is a starting point and unlike inorganic compounds, organic nonlinear optical polymers can be chemically altered to improve performance since their molecular structure allows manipulation and offers a pathway to better-and-better results."

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Lightwave Logic, Inc. is a development stage company that produces prototype electro-optic devices and is moving toward commercialization of its high-activity, high-stability organic polymers for applications in electro-optical device markets. Electro-optical devices convert data from electric signals into optical signals for applications in high-speed fiber-optic telecommunications systems and data communications. For more information, please visit the Company's website, www.lightwavelogic.com.

Safe Harbor Statement

The information posted in this release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. You can identify these statements by use of the words "may," "will," "should," "plans," "explores," "expects," "anticipates," "continue," "estimate," "project," "intend," and similar expressions. Forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those projected or anticipated. These risks and uncertainties include, but are not limited to, lack of available funding; general economic and business conditions; competition from third parties; intellectual property rights of third parties; regulatory constraints; changes in technology and methods of marketing; delays in completing various engineering and manufacturing programs; changes in customer order patterns; changes in product mix; success in technological advances and delivering technological innovations; shortages in components; production delays due to performance quality issues with outsourced components; those events and factors described by us in Item 1.A "Risk Factors" in our most recent Form 10-K; other risks to which our Company is subject; other factors beyond the Company's control.

For Further Information Contact:

Steven Cordovano

Lightwave Logic

203-952-6373

steve@lightwavelogic.com